EXHIBIT 5.1

GOLDFARB, LEVY, ERAN, MEIRI & CO.
Europe-Israel Tower
2 Weizmann Street
Tel Aviv, 64239
Telephone (972-3) 608-9999
Fax (972-3) 608-9909

October 17, 2006

Attunity Ltd.
Kfar Netter Industrial Park
POB 3787
Kfar Netter 40593
Israel

Re:	Attunity Ltd. - Registration Statement on Form F-3

Dear Sirs:

        We have acted as special Israeli counsel for Attunity Ltd., an Israeli company (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) relating to the disposition by the selling shareholders of 7,720,571 ordinary shares, par value NIS 0.1 per share, of the Company (the “Ordinary Shares”), of which (i) 4,800,000 Ordinary Shares (the “Purchase Shares”) were issued to certain of the selling shareholders pursuant to a Securities Purchase Agreement, dated August 29, 2006 (the “Purchase Agreement”); (ii) 2,400,000 Ordinary Shares are issuable upon exercise of warrants (the “Purchase Warrants”) issued to certain of the selling shareholders pursuant to the Purchase Agreement; (iii) 100,000 Ordinary Shares are issuable upon exercise of warrants issued to Danbar Finance Ltd. in consideration of their introducing certain investors to the Company (the “Danbar Warrants”); (iv) 192,000 Ordinary Shares are issuable upon exercise of warrants issued to Plenus Technologies Ltd. in connection with a Loan Agreement, dated May 1, 2006 (the “Plenus Warrants” and together with the Purchase Warrants and the Danbar Warrants, the “Warrants”); and (v)  228,571 Ordinary Shares are issuable upon conversion of convertible promissory notes issued to certain of the selling shareholders pursuant to a Note and Warrant Purchase Agreement, dated March 22, 2004 (the “Notes”).

        We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

        In connection with this opinion, we have examined such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact related to this opinion, we have relied upon certificates or comparable documents, or upon statements, of officers of the Company and upon certificates of government officials.

        Based upon and subject to the foregoing, we are of the opinion that: (1) the Purchase Shares are duly authorized, validly issued, fully paid and non-assessable; (2) the Ordinary Shares issuable upon exercise of the Warrants have been duly authorized for issuance and, upon exercise of the Warrants and payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable; and (3) the Ordinary Shares issuable upon exercise of the Notes have been duly authorized for issuance and, upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the section of the prospectus entitled “Legal Matters.” This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Act.

Very truly yours, /s/ Goldfarb, Levy, Eran, Meiri & Co. —————————————— Goldfarb, Levy, Eran, Meiri & Co.